Exhibit 10.01

Amendment No. 1 to the
AllianceBernstein L.P. 2010 Long Term Incentive Plan

Amendment Number One (the “Amendment”) to the AllianceBernstein L.P. 2010 Long Term Incentive Plan (the “Plan”).

Whereas, the Board of Directors (“Board”) of AllianceBernstein Corporation, the general partner of AllianceBernstein L.P. (the “Company”), desires to amend the Plan as provided herein; and

Whereas, pursuant to Section 8(a) of the Plan, the Board and the Compensation Committee of the Board have the authority to, among other things, amend the Plan in accordance with its terms; and

Whereas, the Plan amendment described below does not constitute a “material revision” to the Plan, as contemplated in Section 303A.08 of the New York Stock Exchange Listed Company Manual, and, accordingly, does not require the approval of the AllianceBernstein Holding L.P. Unitholders.

Now, Therefore, Be it:

Resolved, that the Plan is hereby amended, effective May 11, 2011, as follows:

1.           The defined term “Independent Director” is hereby removed in its entirety and replaced by the following defined term:

“Non-Management Director” shall mean a member of the Board who is (i) “independent” within the meaning of Section 303A.02 of the New York Stock Exchange Listed Company Manual or other applicable law or applicable stock exchange rules, as determined by the Board in its business judgment, or (ii) a former executive or former employee of an affiliate of Holding (for this purpose only, “affiliate” includes any company or other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Company).

2.           In each instance where the term “Independent Director” is utilized in the Plan, the term “Non-Management Director” is hereby inserted in its place.